AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT

                  THIS AMENDMENT NO.2 TO THE RIGHTS AGREEMENT (the "Amendment") is made as of June 15, 2000 by and between TECHNITROL, INC., a Pennsylvania corporation (the "Company"), and Registrar and Transfer Company, a New Jersey corporation (the "Rights Agent").

                                   BACKGROUND

                  WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of August 30, 1996 (the "Rights Agreement"); and

                  WHEREAS, pursuant to Section 7.b. of the Rights Agreement, the purchase price (the "Purchase Price") for each share of common stock, $0.125 par value (the "Common Shares"), of the Company pursuant to the exercise of two Rights was initially $125.00 (equivalent to $62.50 for each one-half of a Common Share); and

                  WHEREAS, on February 28, 1997 the Company effected a two-for-one stock split on its Common Shares in the form of a one hundred percent (100%) stock dividend (the "Stock Split"); and

                  WHEREAS, pursuant to Section 11.a.(i) of the Rights Agreement, the Stock Split caused an automatic reduction in the Purchase Price by one-half from $125.00 (equivalent to $62.50 for each one-half of a Common Share) to $62.50 (equivalent to $31.25 for each one-half of a Common Share); and

                  WHEREAS, the Company and the Rights Agent entered into Amendment No. 1 to the Rights Agreement dated as of March 25, 1998, pursuant to which the Purchase Price was increased from $62.50 (equivalent to $31.25 for each one-half of a Common Share) to $135.00 (equivalent to $67.50 for each one-half of a Common Share) in order to maintain the effectiveness of the Rights Plan because of the increase in the stock price of the Company's Common Shares at such time; and

                  WHEREAS, the Board of Directors of the Company on June 15, 2000 after consultation with its investment bankers, determined an additional increase in the Purchase Price was necessary in order to maintain the effectiveness of the Rights Plan because of a subsequent, steep increase in the stock price of the Company's Common Shares, and accordingly, authorized an amendment to the Rights Agreement to increase the Purchase Price from $135.00 (equivalent to $67.50 for each one-half of a Common Share) to $300.00 (equivalent to $150.00 for each one-half of a Common Share); and

                  WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to increase the Purchase Price on the terms and conditions set forth herein:

                  WHEREAS, the Company has the authority to amend the Rights Agreement without any approval of the holders of Rights pursuant to Section 28 of the Rights Agreement; and

                  NOW, THEREFORE, the parties hereto, in consideration of the premises and agreements contained herein, intending to be legally bound hereby, agree as follows:

                  1. Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Rights Agreement.

                  2. Amendment to Section 7.b. of the Rights Agreement. Section 7.b. of the Rights Agreement is hereby amended by deleting the phrase "shall be $135.00 (equivalent to $67.50 for each one-half of a Common Share)" in the second line and substituting in its place the phrase "shall be $300.00 (equivalent to $150.00 for each one-half of a Common Share)".

                  3. Amendment to Exhibit A of the Rights Agreement. The first paragraph of Exhibit A of the Rights Agreement is hereby amended by deleting the phrase:

                    (a) "at a purchase price of $135.00 per Common Share (the "Purchase Price" ) (equivalent to $67.50 for each one-half of a Common Share)" in the eleventh line and substituting in its place the phrase "at a purchase price of $300.00 per Common Share (the "Purchase Price" ) (equivalent to $150.00 for each one-half of a Common Share)"; and

                    (b) "of March 25, 1998" in the last line and substituting in its place the phrase "of June 15, 2000".

                  4. Amendment to Exhibit B of the Rights Agreement. The first paragraph of Exhibit B of the Rights Agreement is hereby amended by deleting the phrase "at a price of $135.00 per Common Share (the "Purchase Price" ) (equivalent to $67.50 for each one-half of a Common Share)" in the sixth and seventh lines and substituting in its place the phrase "at a purchase price of $300.00 per Common Share (the "Purchase Price" ) (equivalent to $150.00 for each one-half of a Common Share)".

                  5. Miscellaneous.

                    (a) The term "Agreement" as used in the Rights Agreement and the Exhibits thereto shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                    (b) This Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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


                  IN WITNESS WHEREOF, the parties hereto by their duly elected officers have executed this Agreement as of the date first above written.


ATTEST:                                         TECHNITROL, INC.


By:  /s/ Drew A. Moyer                          By:  /s/ James M. Papada, III
   -------------------                          -----------------------------
Name:    Drew A. Moyer                          Name:    James M. Papada, III
Title:   Secretary                              Title:   President

ATTEST:                                         REGISTRAR AND TRANSFER COMPANY


By:  /s/ Thomas L. Montrone                     By:  /s/ William P. Tatler
   ------------------------------               --------------------------
Name:    Thomas L. Montrone                     Name:    William P. Tatler
Title:   President and Secretary                Title:   Vice President